Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Second Quarter 2013 Results

DALLAS – August 2, 2013 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the second quarter ended June 30, 2013. The second quarter results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“In the second quarter of 2013, we once again delivered solid operational performance with strong safety results and improved customer retention rates. We are focused on providing safe and reliable power to Texas during the summer season,” said John Young, President and Chief Executive Officer of EFH.

Second Quarter GAAP Results

For the second quarter 2013, EFH reported a consolidated net loss (in accordance with GAAP) of $71 million compared with a reported consolidated net loss of $696 million for the second quarter 2012. The second quarter 2013 net loss included $220 million (after tax) in unrealized mark-to-market net gains on interest rate swaps that hedge our variable-rate interest expense, a $186 million favorable income tax adjustment, including $3 million in the regulated business, related to the resolution of certain Internal Revenue Service (IRS) audit matters, and $27 million (after tax) in unrealized commodity-related mark-to-market net losses largely related to positions in our natural gas hedging program.

In comparison, the second quarter 2012 reported consolidated net loss (in accordance with GAAP) included (both after tax) $395 million in unrealized commodity-related mark-to-market net losses largely related to positions in our natural gas hedging program and $68 million in unrealized mark-to-market net losses on interest rate swaps.

Second Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the second quarter 2013 totaled a net loss of $450 million compared with a net loss of $233 million for the second quarter 2012. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the second quarter 2013 and 2012, see Tables A1 and A2.

Second quarter 2013 adjusted (non-GAAP) operating results from the competitive business declined $205 million (after tax) compared with second quarter 2012. The decrease reflected (all after tax) a $158 million decrease in contribution margin reflecting lower realized net gains from our natural gas hedging program due to lower hedge volumes and prices, lower retail sales volumes due to milder weather, and lower nuclear generation volumes due to the planned spring 2013 nuclear refueling outage as compared to a fall refueling outage in 2012. These decreases were partially offset by increased generation at our lignite/coal-fueled generation plants driven by fewer planned and unplanned outage days, lower coal and nuclear fuel prices, and lower amortization of intangibles arising from purchase accounting. Other factors contributing to the lower operating results included $24 million in higher operating costs driven by higher maintenance expense associated with the planned nuclear refueling outage, $16 million in higher net interest expense reflecting higher average borrowings, and $15 million in higher professional services fees related to the company’s liability management program. These factors were partially offset by $3 million in lower accrued interest on uncertain income tax positions and a net $5 million of other less significant items.

Second quarter 2013 adjusted (non-GAAP) operating results related to the regulated business decreased $12 million (after tax) compared with second quarter 2012. The results reflected (all after tax) $9 million in lower average consumption driven by milder weather, $6 million in lower interest income driven by the 2012 settlement of an interest reimbursement agreement, and $5 million in higher depreciation and amortization driven by increased infrastructure investment. These decreases were partially offset by $5 million in higher revenues reflecting higher transmission rates and $3 million in higher revenues from growth in points of delivery.

Year-To-Date GAAP Results

For the six months ended (year-to-date) June 30, 2013, EFH reported a consolidated net loss (in accordance with GAAP) of $640 million compared with a reported consolidated net loss of $1.0 billion for year-to-date 2012.

The year-to-date 2013 consolidated reported net loss included $318 million (after tax) in unrealized mark-to-market net gains on interest rate swaps, a $278 million favorable income tax adjustment, including $11 million in the regulated business, related to the resolution of certain IRS audit matters, and $341 million (after tax) in unrealized commodity-related mark-to-market net losses largely related to positions in our natural gas hedging program.

The year-to-date 2012 reported consolidated net loss included (both after tax) $493 million in unrealized commodity-related mark-to-market net losses and $6 million in unrealized mark-to-market net gains on interest rate swaps.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2013 totaled a net loss of $895 million compared with a net loss of $513 million for year-to-date 2012. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2013 and 2012, see Tables A3 and A4.

Year-to-date 2013 adjusted (non-GAAP) operating results from the competitive business declined $371 million (after tax) compared with year-to-date 2012. The decrease reflected (all after tax) a $287 million decrease in contribution margin reflecting lower realized net gains from our natural gas hedging program due to lower hedge volumes and prices, lower retail sales volumes driven by milder weather in the second quarter, and lower nuclear generation volumes due to the planned spring nuclear refueling outage. These decreases were partially offset by higher generation at our lignite/coal-fueled generation plants reflecting fewer unplanned outage days, and lower amortization of intangibles arising from purchase accounting. Other factors contributing to the lower operating results were $39 million in higher operating costs driven by higher maintenance expense associated with outages at our nuclear and lignite/coal-fueled generation plants, $38 million in higher net interest expense reflecting higher average borrowings, and $23 million in higher professional services fees related to the company’s liability management program. These factors were partially offset by $12 million in lower accrued interest on uncertain income tax positions and a net $4 million of other less significant items.

Year-to-date 2013 adjusted (non-GAAP) operating results related to the regulated business were $11 million lower compared with year-to-date 2012. The results reflected (all after tax) $13 million in higher depreciation and amortization reflecting increased infrastructure investment, $10 million in lower interest income driven by the 2012 settlement of an interest reimbursement agreement, and $6 million in lower average consumption driven by milder weather. These decreases were partially offset by $9 million in higher revenues reflecting higher transmission rates, $5 million in higher revenues from growth in points of delivery, and $4 million in higher other income.

Natural Gas Hedging Program

Our natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. At June 30, 2013, these subsidiaries have effectively sold forward approximately 270 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 32,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $6.89 per MMBtu to $7.80 per MMBtu. Taking into consideration forward retail and wholesale power sales and the positions in the natural gas hedging program, we have effectively hedged an estimated 94% and 51% of the price exposure, on a natural gas equivalent basis, related to our expected generation output for 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect the currently governing Clean Air Interstate Rule (CAIR) regulations.

The effects of changes in forward natural gas prices on the values of positions in the natural gas program are reflected in net income (GAAP) as discussed above. Reported realized net gains (pretax) associated with this program totaled $224 million for the second quarter 2013 compared to $506 million for the second quarter 2012. Reported unrealized mark-to-market net losses (pretax) associated with the hedging program totaled $116 million in the second quarter 2013, reflecting reversals of previously recorded unrealized gains on settled positions partially offset by the effect of declining forward natural gas prices that increase the value of positions not yet settled. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the natural gas hedging program totaled $1,102 million and $1,584 million at June 30, 2013 and December 31, 2012, respectively, with the decline reflecting the settlement of maturing positions.

Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market gains or losses and the actual gains or losses that will ultimately be realized upon settlement of the hedge positions in the future. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will, in this context, be viewed as having resulted in an opportunity cost.

Additional Information

Additional information is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its second quarter 2013 results with its investors on Friday, August 2, 2013 at 10 a.m. Central (11 a.m. Eastern). The telephone number to participate in the conference call is 888-825-4458 in the United States and Canada and 973-638-3323 internationally, with conference code 15536745. The teleconference will be webcast live in the investor relations section on EFH’s website. An audio replay of this conference will be available until August 16, 2013, via the following telephone numbers: 855-859-2056 in the United States and 404-537-3406 internationally.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s natural gas hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not generally moving with natural gas prices; any decrease in market heat rates as the program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on Texas Competitive Electric Holdings Company LLC’s assets to secure a substantial portion of the hedges under the program.

-END-

Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Second Quarter 2013; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,419	—	1,419
Fuel, purchased power costs and delivery fees	(687)	(4)[a]	(691)
Net gain (loss) from commodity hedging and trading activities	168	46 [a]	214
Operating costs	(266)	—	(266)
Depreciation and amortization	(345)	—	(345)
Selling, general and administrative expenses	(177)	—	(177)
Franchise and revenue-based taxes	(16)	—	(16)
Other income	7	—	7
Other deductions	(1)	—	(1)
Interest expense and related charges	(598)	(339)[b]	(937)

Loss before income taxes and equity in earnings	(496)	(297)	(793)
Income tax benefit	351	(79)[c]	272
Equity in earnings of unconsolidated subsidiaries (net of tax)	74	(3)[d]	71

Net loss / adjusted (non-GAAP) operating loss	(71)	(379)	(450)

[a]

These adjustments total $42 million and represent unrealized mark-to-market net losses on commodity positions, including $116 million in net losses related to the natural gas hedging program and $74 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]

Represents statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes the effect of favorable resolution of certain income tax positions for the competitive business totaling $183 million.

[d]	Represents effect of favorable resolution of certain income tax positions for the regulated business.

Table A2: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Second Quarter 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,385	3	[a]	1,388
Fuel, purchased power costs and delivery fees	(674)	(3)[a]		(677)
Net gain (loss) from commodity hedging and trading activities	(136)	613	[a]	477
Operating costs	(228)	—		(228)
Depreciation and amortization	(343)	—		(343)
Selling, general and administrative expenses	(157)	—		(157)
Franchise and revenue-based taxes	(17)	—		(17)
Other income	12	—		12
Other deductions	(6)	—		(6)
Interest income	—	—		—
Interest expense and related charges	(1,018)	105	[b]	(913)

Loss before income taxes and equity in earnings	(1,182)	718		(464)
Income tax benefit	403	(255)[c]		148
Equity in earnings of unconsolidated subsidiaries (net of tax)	83	—		83

Net loss / adjusted (non-GAAP) operating loss	(696)	463		(233)

[a]

These adjustments total $613 million and represent unrealized mark-to-market net losses on commodity positions, including $577 million in net losses related to the natural gas hedging program and $36 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2013; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,679	1 [a]	2,680
Fuel, purchased power costs and delivery fees	(1,323)	(11)[a]	(1,334)
Net gain (loss) from commodity hedging and trading activities	(29)	539 [a]	510
Operating costs	(496)	—	(496)
Depreciation and amortization	(695)	—	(695)
Selling, general and administrative expenses	(338)	—	(338)
Franchise and revenue-based taxes	(33)	—	(33)
Other income	14	—	14
Other deductions	(4)	—	(4)
Interest income	1	—	1
Interest expense and related charges	(1,382)	(489)[b]	(1,871)

Loss before income taxes and equity in earnings	(1,606)	40	(1,566)
Income tax benefit	825	(284)[c]	541
Equity in earnings of unconsolidated subsidiaries (net of tax)	141	(11)[d]	130

Net loss / adjusted (non-GAAP) operating loss	(640)	(255)	(895)

[a]

These adjustments total $529 million and represent unrealized mark-to-market net losses on commodity positions, including $482 million in net losses related to the natural gas hedging program and $47 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]

Represents statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes the effect of favorable resolution of certain income tax positions for the competitive business totaling $267 million.

[d]	Represents effect of favorable resolution of certain income tax positions for the regulated business.

Table A4: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,607	(4	) [a]	2,603
Fuel, purchased power costs and delivery fees	(1,302)	3	[a]	(1,299)
Net gain from commodity hedging and trading activities	232	766	[a]	998
Operating costs	(435)	—		(435)
Depreciation and amortization	(679)	—		(679)
Selling, general and administrative expenses	(315)	—		(315)
Franchise and revenue-based taxes	(36)	—		(36)
Other income	19	—		19
Other deductions	(12)	—		(12)
Interest income	1	—		1
Interest expense and related charges	(1,804)	(9)[b]		(1,813)

Loss before income taxes and equity in earnings	(1,724)	756		(968)
Income tax benefit	583	(269)[c]		314
Equity in earnings of unconsolidated subsidiaries (net of tax)	141	—		141

Net loss / adjusted (non-GAAP) operating loss	(1,000)	487		(513)

[a]

These adjustments total $765 million and represent unrealized mark-to-market net losses on commodity positions, including $705 million in net losses related to the natural gas hedging program and $60 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table B: Financial definitions

Term	Definition

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corporate & Other. Competitive Electric segment refers to the EFH business segment that consists principally of TCEH.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs, and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

GAAP	Generally accepted accounting principles.

Purchase Accounting	The purchase method of accounting for a business combination as prescribed by GAAP, whereby the purchase price of a business combination is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill. Depreciation and amortization due to purchase accounting represents the net increase in such noncash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the Merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization and interest expense in the income statement.

Regulated Business Results	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.